EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated March 31, 2003, except as to Notes 1c, 12b, 17d, 17e, 17f and 17g as to which the date is September 3, 2003, relating to the financial statements and financial statement schedule of P-Com, Inc., which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
April 29, 2005